UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         March 16, 2012

INTREORG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director/Chief Executive Officer

On February 15, 2012, Donal R. Schmidt, Jr. resigned from the Board of Directors and as Chief Executive Officer of the Company.  His resignation was accepted by the Board on March16, 2012.

Appointment of President and Chairman of the Board of Directors

On March 16, 2012, Dr. Steven R. Henson was elected as our Chief Executive Officer, President and Chairman of the Board of Directors.

Dr. Steven R. Henson was appointed to our Board of Directors effective May 17, 2011.  From March 31, 2011 to the present, Dr. Henson has served on the Board of Directors of Sun River Energy, Inc.  From 1989 to the present, Dr. Henson has served as the Director of Emergency Medicine at several hospitals. In addition to his medical career, he has a substantial amount of business experience.  From 2004 through 2009, Dr. Henson served on the Board of Directors of Epic Holdings, Inc. He also served on the Board of Directors of EagleMed, LLC (“EagleMed”), and he has served as the Executive Medical Director of EagleMed from 1995 through 2011.  Dr. Henson has also served on the Board of Directors of Indulge Media Group from 2008 through the present. During that same time period, he also served as CFO for Indulge Media Group. Dr. Henson also has served on the Board of Directors for Aero Innovative Corporation from 2009 through the present, and he served on the Board of Directors for Oxford Development Company from 2010 through the present.

Resignation of Director

On March 23, 2012, Mark Hall resigned from the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREORG SYSTEMS, INC.
Date:	26 March 2012	By: /s/Steven R. Henson
Chairman of the Board